CONSULTANCY AGREEMENT

This Consultancy Agreement (the "Agreement") is made and entered into as of **18 February 2025**, by and between:

- **TEN Holdings, Inc. (NASDAQ: XHLD)**, a corporation incorporated in the Commonwealth of Pennsylvania on 12 February 2024 and subsequently redomiciled to the State of Nevada on 24 July 2024, together with its operating entity, Ten Events, Inc., a Pennsylvania corporation incorporated on 5 December 2011 (collectively, "XHLD" or the "Client"); and
- **Jipsy Trade Limited**, a company incorporated in the British Virgin Islands, having its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands (the "Service Provider").

WHEREAS:

A. The Client previously engaged the Service Provider under a consultancy agreement dated 1 February 2025 for certain strategic marketing services.
B. The Client has since completed an initial public offering ("IPO") of its securities and now requires post-IPO capital markets advisory services.
C. The parties wish to amend and restate the terms of their engagement to reflect this shift in service focus and extend the engagement period.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the parties agree as follows:

1. Engagement

The Client hereby retains the Service Provider to provide post-IPO capital markets advisory services, and the Service Provider accepts such engagement. The term of this Agreement shall be for **two (2) years**, commencing on **1 February 2025** and concluding on **31 January 2027**, unless terminated earlier in accordance with the terms set forth herein.

The Service Provider shall advise the Client on its market positioning and investor relations strategy following its IPO. Services shall include, but are not limited to, assistance with investor engagement strategies, equity story positioning, financial disclosure preparedness, competitive market research, and ongoing guidance on shareholder communications, earnings calls, and regulatory disclosures. The Service Provider shall also support the Client in enhancing its visibility within the capital markets by leveraging its expertise in institutional engagement and financial media outreach.

2. Service Fee

In consideration of the services to be provided, the Client shall pay the Service Provider a fixed fee of **USD 789,693**, payable in full within **fifteen (15) days** from the execution date of this

Agreement. Payment shall be made via wire transfer to the Service Provider's designated bank account as follows:

Bank Name: China CITIC Bank International Limited
Bank Address: 61–65 Des Voeux Road Central, Hong Kong
Bank Code: 018
SWIFT Code: KWHKHKHH
Account Holder: Jipsy Trade Limited
Account Number: 744153333301 (USD Account)

The Client acknowledges and agrees that the Service Fee is **non-refundable**, and the Client shall remain fully obligated to remit payment regardless of the effectiveness or perceived outcome of the services provided.

3. Nature of Services

The Service Provider shall use commercially reasonable efforts in performing the services under this Agreement but makes no representations, warranties, or guarantees regarding any particular business outcome, including but not limited to stock price performance or investor interest. The Client acknowledges that all recommendations provided by the Service Provider are advisory in nature, and the Client retains full discretion and responsibility for implementing any advice received.

The Service Provider shall not be liable for any direct, indirect, incidental, or consequential losses arising from the Client's reliance on its advice. The Client waives any claims against the Service Provider for damages resulting from investment decisions, shareholder reactions, or regulatory consequences related to the implementation of the Service Provider's recommendations.

4. Termination

Either party may terminate this Agreement upon **thirty (30) days' prior written notice** to the other. In the event of termination by the Client, the Service Provider shall have no obligation to refund any portion of the Service Fee. If the Service Provider terminates this Agreement for convenience, it shall refund to the Client any unearned portion of the Service Fee on a pro-rata basis.

This Agreement may be terminated with immediate effect by either party if the other party materially breaches any provision and fails to remedy such breach within **fourteen (14) days** following written notice. Additionally, either party may terminate this Agreement if the other party becomes insolvent, enters bankruptcy proceedings, or undergoes any similar financial distress event.

5. Confidentiality

Each party agrees to keep confidential all proprietary, non-public information obtained from the other party during the course of this engagement. Neither party shall disclose, reproduce, or use any Confidential Information for purposes outside the scope of this Agreement without prior written consent, except as required by law.

Upon termination or expiration of this Agreement, each party shall return or destroy any confidential materials belonging to the other party, except as required to be retained for compliance purposes. The obligations in this section shall survive termination of this Agreement for a period of **two (2) years**.

6. Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with the **laws of the State of Nevada**, without regard to conflicts of law principles. Any disputes arising under this Agreement shall be submitted to the exclusive jurisdiction of the state or federal courts located in **Nevada, USA**. Each party hereby waives any objections to such jurisdiction and venue.

Prior to initiating any formal legal proceedings, the parties agree to first attempt to resolve any disputes in good faith through senior-level discussions. If no resolution is reached within **thirty (30) days**, either party may proceed with litigation.

7. Miscellaneous

This Agreement constitutes the **entire agreement** between the parties and supersedes all prior agreements, whether written or oral, with respect to the subject matter hereof. No amendment or modification shall be valid unless in writing and signed by both parties.

If any provision of this Agreement is found to be invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect. No waiver of any breach of this Agreement shall be deemed a waiver of any other breach, past or future.

8. Execution

This Agreement may be executed in counterparts and delivered electronically. Each counterpart shall be deemed an original, and together, they shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

For and on behalf of TEN Holdings, Inc. (XHLD):

<u>/s/ Randolph Wilson Jones</u>
Name: Randolph Wilson Jones
III **Title:** Director
Date:02/18/2025

For and on behalf of Jipsy Trade Limited:

Title: Duly Authorized Signatory
Date: 02/18/2025
<u>/s/ CHEUNG Siu Ning</u>
Director
